GENUINE PARTS COMPANY

NEWS RELEASE

FOR IMMEDIATE RELEASE

GENUINE PARTS COMPANY
REPORTS RESULTS
FOR THE FOURTH QUARTER AND FULL YEAR 2020

Fourth Quarter 2020 Highlights
–Sales of $4.3 billion, Down 0.7%
–Diluted EPS from Continuing Operations $1.18, Up 119%
–Adjusted Diluted EPS from Continuing Operations $1.52, Up 19.7%

Full Year 2020 Highlights
–Sales $16.5 billion, Down 5.6%; Excluding Divestitures, Down 2.3%
–Diluted EPS from Continuing Operations $1.13, Down 74%
–Adjusted Diluted EPS from Continuing Operations $5.27, Down 0.8%
–Cash Flow from Operations of $2.0 billion
–Returned $549 million to Shareholders via Cash Dividends and Share Repurchases

–Introduces 2021 Outlook for Revenue Growth of 4% to 6% and Diluted EPS of $5.55 to $5.75

ATLANTA, February 17, 2021 -- Genuine Parts Company (NYSE: GPC) announced today its results for the fourth quarter and twelve months ended December 31, 2020.

“Our fourth quarter results reflect the benefit of our ongoing strategic actions, despite the continued challenges of COVID-19. The GPC team was agile in adapting to dynamic conditions and executed on our initiatives to deliver customer value, operational efficiencies and strong financial results. We are grateful to our 50,000 associates for their unwavering commitment to excellence while responding to unprecedented business and economic conditions,” said Paul Donahue, Chairman and Chief Executive Officer of Genuine Parts Company.

Fourth Quarter 2020 Results

Sales from continuing operations were $4.3 billion, a 0.7% decrease from the same period in 2019. The decrease in sales was primarily attributable to a 2.8% decline in comparable sales, partially offset by a 0.8% benefit from acquisitions and a 1.3% net benefit of foreign currency and other.

Net income from continuing operations was $171.6 million, or a diluted earnings per share of $1.18. This compares to net income from continuing operations of $79.0 million, or $0.54 per diluted share in the prior year period. Excluding the impact of restructuring, an inventory adjustment, and transaction and other costs, adjusted net income from continuing operations was $221.0 million compared to $185.7
(Cont.)

million a year ago. Adjusted net income per diluted share from continuing operations was $1.52, a 19.7% increase compared to $1.27 per diluted share last year1.

Mr. Donahue continued, “Automotive sales were led by strong growth in Australasia, while the pace of recovery slowed in Europe and North America relative to the previous quarter. In response, our team was focused on our strategic priorities to strengthen our supply chain, improve our inventory availability and enable our sales team to build positive sales momentum. Industrial sales were much improved from the prior quarter and grew progressively stronger through the last three months of the year. These top line results, combined with further gross margin improvement and lower operating expenses, drove expanded operating margins in both our automotive and industrial businesses and strong earnings growth. We also finished the year with a strong balance sheet, ample liquidity and robust cash flow.”

Fourth Quarter 2020 Segment Results

Automotive Parts Group

Automotive sales were $2.8 billion in the fourth quarter, up 0.7% from 2019 and representing 66% of total Company revenues. The increase consisted of a 0.9% contribution from acquisitions and a 1.8% net benefit of foreign currency, offset by a 2.0% decrease in comparable sales. Segment profit of $240.1 million increased 19.4%, with profit margin of 8.5%, up 130 basis points from 2019.

Industrial Parts Group

Industrial sales were $1.4 billion in the fourth quarter, down 3.3% from 2019 and representing 34% of total Company revenues. The decrease in sales was comprised of a 4.4% decrease in comparable sales, partially offset by a 0.6% contribution from acquisitions and a 0.5% net benefit of foreign currency. Segment profit of $133.4 million increased 5.1%, with profit margin of 9.3%, up 70 basis points from 2019.

Full Year 2020 Results

Sales from continuing operations for the twelve months ended December 31, 2020 were $16.5 billion, a 5.6% decrease compared to $17.5 billion in 2019. Excluding divestitures, net sales from continuing operations were down 2.3% for the twelve months. Net income from continuing operations was $163.4 million and diluted earnings per share were $1.13 for the twelve months, compared to $646.5 million, or $4.42 per share in 2019. Excluding items which impact comparability with prior periods, the Company's adjusted net income from continuing operations was $765.0 million, or $5.27 per share, compared to $776.8 million, or $5.31 per share in 2019.

Balance Sheet, Cash Flow and Capital Allocation

The Company generated operating cash flow from continuing operations of $2.0 billion in 2020, an increase from $833 million in 2019, driven primarily by working capital initiatives, including the sale of accounts receivable that increased operating cash flows by $800 million. Free cash flow was $1.9 billion, an increase from $555 million in 2019. The Company also generated $183 million in cash flow from investing activities and used $1.5 billion of cash flow in financing activities.

The Company improved its debt position in the fourth quarter by issuing $500 million in public debt and refinancing its revolving credit facility. The Company ended the year with $2.9 billion in total liquidity, consisting of $1.9 billion in unused credit capacity and $1.0 billion in cash and cash equivalents. For the
1 Adjusted net income from continuing operations, adjusted diluted net income from continuing operations per common share, sales excluding divestitures and free cash flow referred in this press release are non-GAAP financial measures. Please refer to the supplemental information presented below for reconciliations of the non-GAAP financial measures used in this release to the most comparable GAAP financial measure and related disclosures.
(Cont.)

year, the Company reduced debt by $749 million, or 22%, and is in compliance with all its debt covenants.

“While we chose to prudently conserve cash and carefully monitor our capital deployment through much of 2020 due to COVID-19, we reinvested in our businesses via essential capital expenditures and a few bolt-on acquisitions. The Company also returned $549 million to shareholders, including $453 million in dividends and $96 million in share repurchases," said Carol Yancey, Executive Vice President and Chief Financial Officer. "We enter 2021 with an excellent balance sheet, including a strong cash position and ample liquidity, to support our growth plans and provide for disciplined, value creating capital allocation. As we gain greater visibility into the macro environment, we expect to resume more normal levels of capital allocation, including the reinvestment in our business.”

“The year 2020 was extraordinary in every respect," Mr. Donahue concluded. "The COVID-19 pandemic has been incredibly challenging, but the global GPC team proved resilient and up to the challenge. Despite economic and market uncertainties, we remained focused on our strategic growth initiatives and cost actions. Notably, we further streamlined our operations with the divestiture of our Business Products segment, which helped optimize our portfolio and strengthened our focus on the global automotive and industrial businesses. We are extremely proud of our team for their many accomplishments in a difficult year and excited to move forward into 2021 as a stronger, more agile Company well-positioned to drive strong sales growth, earnings and cash flow.”

2021 Outlook

The Company is reinstating its practice of providing full-year guidance. The Company considered its current growth plans, strategic initiatives, recent business trends, global economic outlook and the continued uncertainty of COVID-19 and its potential impact on our results, in establishing its full-year 2021 guidance as outlined in the table below. The Company will update full-year guidance during 2021, as appropriate.

Year Ended 12/31/2021
Total sales growth	4% to 6%
Automotive sales growth	4% to 6%
Industrial sales growth	3% to 5%
Diluted earnings per share	$5.55 to $5.75
Effective tax rate	24.5% to 25.5%
Net cash provided by operating activities	$1.0 billion to $1.2 billion
Capital expenditures	$275 million to $325 million

Certain Non-GAAP Information

This release contains certain financial information not derived in accordance with the United States ("U.S.") generally accepted accounting principles (“GAAP”). These items include changes in sales excluding divestitures, adjusted net (loss) income from continuing operations, adjusted diluted net (loss) income from continuing operations per common share and free cash flow. The Company believes that the presentation of changes in sales excluding divestitures, adjusted net (loss) income from continuing operations, adjusted diluted net (loss) income from continuing operations per common share and free cash flow, which are not calculated in accordance with GAAP, when considered together with the corresponding GAAP financial measures and the reconciliations to those measures, provide meaningful supplemental information to both management and investors that is indicative of the Company's core operations. The Company considers these metrics useful to investors because they provide greater transparency into management’s view and assessment of the Company’s ongoing operating performance by removing items management believes are not representative of our continuing operations and that may distort our longer-term operating trends. We believe these measures are useful and enhance the
(Cont.)

comparability of our results from period to period and with our competitors, as well as show ongoing results from operations distinct from items that are infrequent or not associated with the Company’s core operations. The Company does not, nor does it suggest investors should, consider such non-GAAP financial measures as superior to, in isolation from, or as a substitute for, GAAP financial information. The Company has included a reconciliation of this additional information to the most comparable GAAP measure following the financial statements below.

Comparable Sales

Comparable sales is a key metric that refers to period-over-period comparisons of our sales excluding the impact of acquisitions, divestitures and foreign currency. The Company considers this metric useful to investors because it provides greater transparency into management’s view and assessment of the Company’s core ongoing operations. This metric is widely used by analysts, investors and competitors in our industry, although our calculation of the metric may not be comparable to similar measures disclosed by other companies, because not all companies and analysts calculate this metric in the same manner.

Daily Sales

Daily sales is a key metric that represents the amounts invoiced to the Company's customers each day. Daily sales do not represent GAAP-based sales because, among other things, invoices are not always generated at the same time goods and services are delivered to customers and the amounts do not include adjustments for estimates of returns, rebates or other forms of variable consideration. Management uses this metric to monitor demand trends at each of its subsidiaries throughout each month for the purposes of monitoring performance against forecasts and to make operational decisions. The Company considers this metric useful to investors because it provides greater transparency into management’s view and assessment of the Company’s ongoing operations. The calculation of this metric may not be comparable to similar measures disclosed by other companies, because not all companies and analysts calculate this metric in the same manner.

Conference Call

Genuine Parts Company will hold a conference call today at 11:00 a.m. Eastern time to discuss the results of the quarter and future outlook. A supplemental earnings deck will also be available for reference. Interested parties may listen to the call and view the supplemental earnings deck on the Company’s website at http://genuineparts.investorroom.com. The call is also available by dialing 877-407-0789, conference ID 13715052. A replay will also be available on the Company’s website or at 844-512-2921, conference ID 13715052, two hours after the completion of the call until 12:00 a.m. Eastern time on March 3, 2021.

Forward Looking Statements

Some statements in this press release, as well as in other materials we file with the Securities and Exchange Commission (SEC) or otherwise release to the public and in materials that we make available on our website, constitute forward-looking statements that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements in the future tense and all statements accompanied by words such as “expect,” “likely,” “outlook,” “forecast,” “preliminary,” “would,” “could,” “should,” “position,” “will,” “project,” “intend,” “plan,” “on track,” “anticipate,” “to come,” “may,” “possible,” “assume,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Senior officers may also make verbal statements to analysts, investors, the media and others that are forward-looking. These forward-looking statements include, without limitation, statements regarding our growth plans, capital allocations and reinvestment in our business during the coming year, as well as statements under the heading "2021 Outlook" above.

(Cont.)

The Company cautions that its forward-looking statements involve risks and uncertainties, and while we believe that our expectations for the future are reasonable in view of currently available information, you are cautioned not to place undue reliance on our forward-looking statements. Actual results or events may differ materially from those indicated as a result of various important factors. Such factors may include, among other things, the extent and duration of the disruption to our business operations caused by the global health crisis associated with the COVID-19 outbreak, including the effects on the financial health of our business partners and customers, on supply chains and our suppliers, on vehicle miles driven as well as other metrics that affect our business, and on access to capital and liquidity provided by the financial and capital markets; the Company's ability to maintain compliance with its debt covenants; the Company's ability to successfully integrate acquired businesses into the Company and to realize the anticipated synergies and benefits; the Company's ability to successfully divest businesses and realize the expected benefits of those divestitures; the Company's ability to successfully implement its business initiatives in its two business segments; changes in demand for the Company's products; the ability to maintain favorable supplier arrangements and relationships; disruptions in our suppliers' operations, including the impact of COVID-19 on our suppliers as well as our supply chain; changes in national and international legislation or government regulations or policies, including changes to import tariffs, short term government subsidies, and the unpredictability of such changes and their impact to the Company and its suppliers and customers, data security policies and requirements as well as privacy legislation; changes in general economic conditions, including unemployment, inflation (including the impact of tariffs) or deflation and the United Kingdom's (U.K.) exit from the European Union and the unpredictability of the impact of such exit; changes in tax laws, regulations, treaties and policies, including the interpretation and enforcement of any of the foregoing; volatile exchange rates; volatility in oil prices; significant cost increases, such as rising fuel and freight expenses; the Company's ability to successfully attract and retain employees in the current labor market; uncertain credit markets and other macroeconomic conditions; competitive product, service and pricing pressures; failure or weakness in our disclosure controls and procedures and internal controls over financial reporting, including as a result of the work from home environment; the uncertainties and costs of litigation; disruptions caused by a failure or breach of the Company's information systems; and the other risks and uncertainties discussed in the Company's Annual Report on Form 10-K for 2020 (all of which risks may be amplified by the COVID-19 outbreak) and from time to time in the Company's subsequent filings with the SEC.

Forward-looking statements are only as of the date they are made, and the Company undertakes no duty to update its forward-looking statements except as required by law. You are advised, however, to review any further disclosures we make on related subjects in our subsequent Forms 10-K, 10-Q, 8-K and other reports filed with the SEC.

About Genuine Parts Company

Founded in 1928, Genuine Parts Company is a global service organization engaged in the distribution of automotive and industrial replacement parts. The Company's Automotive Parts Group distributes automotive replacement parts in the U.S., Canada, Mexico, Australasia, France, the U.K., Germany, Poland, the Netherlands and Belgium. The Company's Industrial Parts Group distributes industrial replacement parts in the U.S., Canada, Mexico and Australasia. In total, the Company serves its global customers from an extensive network of more than 10,000 locations in 14 countries. Further information is available at www.genpt.com.

Contacts

Sidney G. Jones, Senior Vice President - Investor Relations – (678) 934-5628
(Cont.)

GENUINE PARTS COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands, except per share data)	2020	2019	2020	2019
Net sales	$4,251,594	$4,279,890	$16,537,433	$17,522,234
Cost of goods sold	2,803,484	2,800,942	10,882,592	11,662,551
Gross profit	1,448,110	1,478,948	5,654,841	5,859,683
Operating expenses:
Selling, administrative and other expenses	1,132,297	1,163,196	4,386,739	4,577,610
Depreciation and amortization	69,758	70,295	272,842	257,263
Provision for doubtful accounts	125	3,446	23,577	13,876
Restructuring costs	11,010	100,023	50,019	100,023
Goodwill impairment charge	—	—	506,721	—
Total operating expenses	1,213,190	1,336,960	5,239,898	4,948,772
Non-operating expenses (income):
Interest expense	21,495	22,016	93,713	95,583
Other	(12,121)	(23,975)	(58,138)	(86,712)
Special termination costs	—	42,757	—	42,757
Total non-operating expenses (income)	9,374	40,798	35,575	51,628
Income before income taxes	225,546	101,190	379,368	859,283
Income taxes	53,914	22,174	215,973	212,808
Net income from continuing operations	171,632	79,016	163,395	646,475
Net loss from discontinued operations	(428)	(70,098)	(192,497)	(25,390)
Net income (loss)	$171,204	$8,918	$(29,102)	$621,085
Basic earnings (loss) per share:
Continuing operations	$1.19	$0.54	$1.13	$4.44
Discontinued operations	—	(0.48)	(1.33)	(0.18)
Basic earnings (loss) per share	$1.19	$0.06	$(0.20)	$4.26
Diluted earnings (loss) per share:
Continuing operations	$1.18	$0.54	$1.13	$4.42
Discontinued operations	—	(0.48)	(1.33)	(0.18)
Diluted earnings (loss) per share	$1.18	$0.06	$(0.20)	$4.24
Weighted average common shares outstanding	144,313	145,325	144,474	145,736
Dilutive effect of stock options and non-vested restricted stock awards	847	780	641	681
Weighted average common shares outstanding — assuming dilution	145,160	146,105	145,115	146,417

(Cont.)

GENUINE PARTS COMPANY AND SUBSIDIARIES
SEGMENT INFORMATION
(UNAUDITED)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands)	2020	2019	2020	2019
Net sales:
Automotive	$2,821,832	$2,801,533	$10,860,695	$10,993,902
Industrial	1,429,762	1,478,357	5,676,738	6,528,332
Total net sales	$4,251,594	$4,279,890	$16,537,433	$17,522,234
Segment profit:
Automotive	$240,135	$201,086	$867,743	$831,951
Industrial	133,373	126,943	481,854	521,830
Total segment profit	373,508	328,029	1,349,597	1,353,781
Interest expense, net	(21,083)	(20,922)	(91,048)	(91,405)
Corporate expense	(32,701)	(37,233)	(149,754)	(140,815)
Intangible asset amortization	(24,743)	(23,421)	(94,962)	(92,206)
Other unallocated costs (1)	(69,435)	(145,263)	(634,465)	(170,072)
Income before income taxes from continuing operations	$225,546	$101,190	$379,368	$859,283

(1) The following table presents a summary of the other unallocated costs:

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands)	2020	2019	2020	2019
Other unallocated costs:
Goodwill impairment charge	$—	$—	$(506,721)	$—
Restructuring costs	(11,010)	(100,023)	(50,019)	(100,023)
Special termination costs	—	(42,757)	—	(42,757)
Realized currency and other divestiture losses	—	—	(11,356)	(34,701)
Gain on insurance proceeds related to SPR fire	—	—	13,448	—
Inventory adjustment	(40,000)	—	(40,000)	—
Gain on equity investment	—	—	—	38,663
Transaction and other costs	(18,425)	(2,483)	(39,817)	(31,254)
Total other unallocated costs	$(69,435)	$(145,263)	$(634,465)	$(170,072)

(Cont.)

GENUINE PARTS COMPANY AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	As of December 31,
(in thousands)	2020	2019
Assets
Current assets:
Cash and cash equivalents	$990,166	$276,992
Trade accounts receivable, less allowance for doubtful accounts (2020 - $36,622; 2019 - $35,047)	1,556,966	2,440,252
Merchandise inventories, net	3,506,271	3,443,876
Prepaid expenses and other current assets	1,060,360	1,063,245
Current assets of discontinued operations	—	714,251
Total current assets	7,113,763	7,938,616
Goodwill	1,917,477	2,293,519
Other intangible assets, net	1,498,257	1,492,097
Deferred tax assets	65,658	45,921
Property, plant and equipment, less accumulated depreciation (2020 - $1,398,095; 2019 - $1,200,688)	1,162,043	1,173,688
Operating lease assets	1,038,877	995,667
Other assets	644,140	457,350
Noncurrent assets of discontinued operations	—	248,771
Total assets	$13,440,215	$14,645,629

Liabilities and equity
Current liabilities:
Trade accounts payable	$4,128,084	$3,948,000
Current portion of debt	160,531	624,043
Dividends payable	114,043	110,851
Other current liabilities	1,491,426	1,493,109
Current liabilities of discontinued operations	—	218,117
Total current liabilities	5,894,084	6,394,120
Long-term debt	2,516,614	2,802,056
Operating lease liabilities	789,294	756,519
Pension and other post-retirement benefit liabilities	265,687	249,832
Deferred tax liabilities	212,910	233,044
Other long-term liabilities	543,623	445,652
Noncurrent liabilities of discontinued operations	—	68,906
Equity:
Preferred stock, par value $1 per share — authorized 10,000,000 shares; none issued	—	—
Common stock, par value $1 per share - authorized 450,000,000 shares; issued and outstanding - 2020 - 144,354,335 shares and 2019 - 145,378,158 shares	144,354	145,378
Additional paid-in capital	117,165	98,777
Accumulated other comprehensive loss	(1,036,502)	(1,141,308)
Retained earnings	3,979,779	4,571,860
Total parent equity	3,204,796	3,674,707
Noncontrolling interests in subsidiaries	13,207	20,793
Total equity	3,218,003	3,695,500
Total liabilities and equity	$13,440,215	$14,645,629

(Cont.)

GENUINE PARTS COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Year Ended December 31
(in thousands)	2020	2019	2018
Operating activities:
Net (loss) income	$(29,102)	$621,085	$810,474
Net (loss) income from discontinued operations	(192,497)	(25,390)	60,940
Net income from continuing operations	163,395	646,475	749,534
Adjustments to reconcile net income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	272,842	257,263	227,584
Excess tax benefit from share-based compensation	(677)	(4,920)	(4,232)
Deferred income taxes	(27,722)	(55,939)	1,593
Share-based compensation	22,621	28,703	17,737
Realized currency and other divestiture losses	11,356	34,701	—
Gain on equity investment	—	(38,663)	—
Goodwill impairment charge	506,721	—	—
Other operating activities	12,569	(17,589)	1,648
Changes in operating assets and liabilities:
Trade accounts receivable, net	957,514	(134,163)	(62,103)
Merchandise inventories, net	58,462	(54,765)	(74,148)
Trade accounts payable	89,350	82,739	357,097
Other short-term assets and liabilities	(109,812)	11,740	(100,616)
Other long-term assets and liabilities	57,903	76,937	(57,372)
Net cash provided by operating activities from continuing operations	2,014,522	832,519	1,056,722
Investing activities:
Purchases of property, plant and equipment	(153,502)	(277,873)	(226,506)
Proceeds from sale of property, plant and equipment	18,064	24,387	14,391
Proceeds from divestitures of businesses	387,379	434,609	—
Acquisitions of businesses and other investing activities	(69,173)	(724,718)	(257,823)
Net cash provided by (used in) investing activities from continuing operations	182,768	(543,595)	(469,938)
Financing activities:
Proceeds from debt	2,638,014	5,037,168	5,064,291
Payments on debt	(3,533,017)	(4,897,769)	(5,124,265)
Stock options exercised	(4,120)	(11,413)	(10,227)
Dividends paid	(453,277)	(438,890)	(415,983)
Purchase of stock	(96,215)	(74,187)	(91,983)
Other financing activities	(65,150)	(871)	(30,663)
Net cash used in financing activities from continuing operations	(1,513,765)	(385,962)	(608,830)
Cash flows from discontinued operations:
Net cash flows provided by operating activities from discontinued operations	5,039	59,491	88,442
Net cash used in investing activities from discontinued operations	(11,131)	(19,611)	(26,186)
Net cash provided by financing activities from discontinued operations	—	—	—
Net cash (used in) provided by discontinued operations	(6,092)	39,880	62,256
Effect of exchange rate changes on cash and cash equivalents	35,741	603	(21,562)
Net increase (decrease) in cash and cash equivalents	713,174	(56,555)	18,648
Cash and cash equivalents at beginning of year	276,992	333,547	314,899
Cash and cash equivalents at end of year	$990,166	$276,992	$333,547

Supplemental disclosures of cash flow information
Cash paid during the year for:
Income taxes	$223,019	$303,736	$236,536
Interest	$91,344	$95,281	$102,131

(Cont.)

GENUINE PARTS COMPANY AND SUBSIDIARIES
RECONCILIATION OF GAAP NET INCOME FROM CONTINUING OPERATIONS TO ADJUSTED NET INCOME FROM CONTINUING OPERATIONS AND GAAP DILUTED NET INCOME FROM CONTINUING OPERATIONS PER COMMON SHARE TO ADJUSTED DILUTED NET INCOME FROM CONTINUING OPERATIONS PER COMMON SHARE
(UNAUDITED)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands, except per share data)	2020	2019	2020	2019
GAAP net income from continuing operations	$171,632	$79,016	$163,395	$646,475

Adjustments:
Goodwill impairment charge (1)	—	—	506,721	—
Restructuring (2)	11,010	142,780	50,019	142,780
Realized currency loss (3)	—	—	11,356	34,701
Gain on insurance proceeds related to SPR Fire (4)	—	—	(13,448)	—
Gain on equity investment (5)	—	—	—	(38,663)
Inventory adjustment (6)	40,000	—	40,000	—
Transaction and other costs (7)	18,425	2,483	39,817	31,254
Total adjustments	69,435	145,263	634,465	170,072
Tax impact of adjustments	(20,089)	(38,564)	(32,822)	(39,704)
Adjusted net income from continuing operations	$220,978	$185,715	$765,038	$776,843

The table below represents amounts per common share assuming dilution:

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands, except per share data)	2020	2019	2020	2019
GAAP net income from continuing operations	$1.18	$0.54	$1.13	$4.42

Adjustments:
Goodwill impairment charge (1)	—	—	3.49	—
Restructuring (2)	0.08	0.98	0.34	0.98
Realized currency and other divestiture losses (3)	—	—	0.08	0.24
Gain on insurance proceeds related to SPR Fire (4)	—	—	(0.09)	—
Gain on equity investment (5)	—	—	—	(0.26)
Inventory adjustment (6)	0.28	—	0.28	—
Transaction and other costs (7)	0.12	0.01	0.27	0.20
Total adjustments	0.48	0.99	4.37	1.16
Tax impact of adjustments	(0.14)	(0.26)	(0.23)	(0.27)
Adjusted net income from continuing operations	$1.52	$1.27	$5.27	$5.31
Weighted average common shares outstanding - assuming dilution	145,160	146,105	145,115	146,417

The table below clarifies where the items that have been adjusted above to improve comparability of the financial information from period to period are presented in the consolidated statements of income.

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands)	2020	2019	2020	2019
Line item:
Cost of goods sold	$40,000	$2,127	$53,495	$9,608
Selling, administrative and other expenses	1,881	665	10,094	23,768
Goodwill impairment charge	—	—	506,721	—
Restructuring costs	11,010	100,023	50,019	100,023
Non-operating expenses (income): Special termination costs	—	42,757	—	42,757
Non-operating expenses (income): Other	16,544	(309)	14,136	(6,084)
Total adjustments	$69,435	$145,263	$634,465	$170,072

(1) Adjustment reflects a second quarter goodwill impairment charge related to our European reporting unit.
(2) Adjustment reflects restructuring and special termination costs related to the 2019 Cost Savings Plan announced in the fourth quarter of 2019. The costs are primarily associated with severance and other employee costs, including a voluntary retirement program, and facility and closure costs related to the consolidation of operations.
(3) Adjustment reflects realized currency losses related to divestitures.
(4) Adjustment reflects insurance recoveries in excess of losses incurred on inventory, property, plant and equipment and other fire-related costs related to the S.P. Richards Headquarters and Distribution Center.
(5) Adjustment relates to the gain recognized upon remeasuring the Company's preexisting 35% equity investment to fair value upon acquiring the remaining equity of Motion Asia Pacific on July 1, 2019.
(6) Adjustment reflects a $40 million increase to cost of goods sold recorded during the quarter ended December 31, 2020 due to the correction of an immaterial error related to the accounting in prior years for consideration received from vendors.
(7) Adjustment includes a $17 million loss on investment, $10 million of incremental costs associated with COVID-19 and costs associated with certain divestitures. COVID-19 related costs include incremental costs incurred relating to fees to cancel marketing events and increased cleaning and sanitization materials, among other things. For the three and twelve months ended December 31, 2019, adjustment reflects transaction and other costs related to acquisitions and divestitures.

GENUINE PARTS COMPANY AND SUBSIDIARIES
RECONCILIATION OF CHANGES IN GAAP TOTAL NET SALES TO NET SALES EXCLUDING DIVESTITURES
(UNAUDITED)

	Three Months Ended December 31, 2020
	GAAP Total Net Sales	Divestitures	Net Sales Excluding Divestitures
Automotive	0.7%	—%	0.7%
Industrial	(3.3)%	—%	(3.3)%
Total Net Sales	(0.7)%	—%	(0.7)%

	Twelve Months Ended December 31, 2020
	GAAP Total Net Sales	Divestitures	Net Sales Excluding Divestitures
Automotive	(1.2)%	(0.1)%	(1.1)%
Industrial	(13.0)%	(8.5)%	(4.5)%
Total Net Sales	(5.6)%	(3.3)%	(2.3)%

GENUINE PARTS COMPANY AND SUBSIDIARIES
CHANGE IN NET SALES SUMMARY
(UNAUDITED)

	Three Months Ended December 31, 2020
	Comparable Sales	Acquisitions	Divestitures	Foreign Currency	Other	Total Net Sales
Automotive	(2.0)%	0.9%	—%	2.3%	(0.5)%	0.7%
Industrial	(4.4)%	0.6%	—%	0.5%	—%	(3.3)%
Total Net Sales	(2.8)%	0.8%	—%	1.7%	(0.4)%	(0.7)%

	Twelve Months Ended December 31, 2020
	Comparable Sales	Acquisitions	Divestitures	Foreign Currency	Other	Total Net Sales
Automotive	(4.4)%	2.7%	(0.1)%	0.3%	0.3%	(1.2)%
Industrial	(8.4)%	3.8%	(8.5)%	0.1%	—%	(13.0)%
Total Net Sales	(5.6)%	3.0%	(3.3)%	0.2%	0.1%	(5.6)%

GENUINE PARTS COMPANY AND SUBSIDIARIES
RECONCILIATION OF GAAP CASH PROVIDED BY OPERATING ACTIVITIES FROM CONTINUING OPERATIONS TO FREE CASH FLOW
(UNAUDITED)

	Twelve Months Ended December 31,
(in thousands)	2020	2019
Net cash provided by operating activities from continuing operations	$2,014,522	$832,519
Purchases of property, plant and equipment	(153,502)	(277,873)
Free Cash Flow	$1,861,020	$554,646